Exhibit 4.1

Innovative PAyment Solutions, Inc.

56B 5th Street, Lot 1, #AT
Carmel by the Sea, CA 93921

August 30, 2022

Cavalry Fund I LP,
as Original Issue Discount Convertible Promissory Note

Re:	Extension of Maturity Date

Dear Holder:

Reference is made to that certain Original Issue Discount Convertible Promissory Note (the “Note”) made by Innovative Payment Solutions, Inc., issued to you on February 3, 2021 and amended on February 16, 2022, with a current maturity date of August 16, 2022 (the “Maturity Date”). In consideration of (i) increasing the principal amount outstanding on your Note by twenty percent (20%) and (ii) issuing you (as of the date first written above) a new five-year Warrant (in the same form as the Warrant issued to you by the Company in connection with the issuance of the Note on February 3, 2021, with an exercise price of $0.15 per share) to purchase three million (3,000,000) shares of Company common stock, please indicate your agreement to extend the Maturity Date of the Note to November 16, 2022 by duly executing this letter agreement below.

As a result of the foregoing the principal amount of the Note as of August 16, 2022 is $1,091,754.13 and the Maturity Date is November 16, 2022.

This letter agreement is limited as specified herein and the execution, delivery and effectiveness of this letter agreement shall not operate as a modification or waiver of any provision of the Note except as expressly set forth herein. This letter agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Sincerely,

INNOVATIVE PAYMENT SOLUTIONS, INC.

By:	/s/ William D. Corbett
Name:	William D. Corbett
Title:	Chief Executive Officer

Accepted and Agreed to:

Name of Holder: Cavalry Fund I LP

Signature of Authorized Signatory of Holder: /s/ Thomas Walsh

Name of Authorized Signatory: Thomas Walsh

Title of Authorized Signatory: Managing Member